Exhibit 99.1

RockTenn Reports Record Earnings for the First Quarter of Fiscal 2009 of $0.79 Per Share
and Record Adjusted Earnings Per Share of $0.96, up 88% over Prior Year Quarter

NORCROSS, Ga.--(BUSINESS WIRE)--January 27, 2009--RockTenn (NYSE:RKT) today reported earnings for the quarter ended December 31, 2008 of $0.79 per diluted share. The Company’s adjusted earnings were $0.96 per diluted share, excluding specific items related to the Southern Container acquisition and other restructuring charges. Adjusted earnings per diluted share increased 88% over the prior year quarter adjusted earnings of $0.51 per diluted share.

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
	2008	2007

Earnings per diluted share	$0.79	$0.46

Restructuring and other costs, net	0.11	0.05
Debt extinguishment costs	0.04	—
Operating losses of previously closed facilities	0.02	—

Adjusted earnings per diluted share	$0.96	$0.51

First Quarter Results

  Net sales of $703.1 million for the first quarter of fiscal 2009 increased $106.8 million, or 18%, over the first quarter of fiscal 2008 due to increased net sales in our Corrugated Packaging segment related to the Southern Container acquisition.
  Segment income increased to $90.0 million compared to $48.4 million in the prior year quarter, an 86% increase over the prior year quarter.
  RockTenn’s pre-tax restructuring and other costs were $6.5 million, or $0.11 per diluted share after-tax, for the first quarter of fiscal 2009 primarily related to pre-tax Southern Container acquisition related integration expenses of $2.4 million, acquisition related deferred compensation expense (“ESU Expense”) of $2.1 million and $2.0 million pre-tax related to previously announced plant closures.
  In November 2008, RockTenn repaid as planned the Solvay Industrial Development Revenue Bonds we assumed as part of the Southern Container acquisition at 102% of par using cash and equivalents on hand and our revolving credit facility. The $2.4 million pre-tax premium, or $0.04 per diluted share after-tax, we incurred to retire the bonds was funded by the former Southern Container stockholders.
  RockTenn incurred pre-tax operating losses at previously closed facilities of $1.3 million, aggregating $0.02 per diluted share after-tax, primarily at the Company’s Baltimore, Maryland folding carton facility.

Chairman and Chief Executive Officer’s Statement

RockTenn Chairman and Chief Executive Officer James A. Rubright stated, “RockTenn’s record adjusted earnings (up 88% over the prior year quarter) result from the resiliency of our food and consumer nondurables focused end markets, the very low cost positions we have achieved in our core businesses, and the continued success of our 2008 acquisition of Southern Container. Although our December quarter is our seasonally weakest sales quarter, lower costs for recycled fiber and energy more than offset the effect of lower sales enabling us to increase adjusted earnings 7% over the immediately preceding quarter.”

“While we expect continuing lower demand during our fiscal second quarter, we expect to continue to generate strong earnings and free cash flow as lower costs for recycled fiber and energy offset the effects of lower volume.”

Segment Results

Paperboard and Containerboard Tons Shipped and Average Price

Total tons shipped in the first quarter of fiscal 2009 increased by 171,281 tons over the prior year quarter, which includes 178,160 tons shipped by the Solvay containerboard mill acquired in the Southern Container acquisition. Bleached paperboard tons shipped increased 8% over the prior year quarter to 86,338 and market pulp tons shipped decreased 2% to 20,705 tons. The average selling price for all paperboard and containerboard grades increased $11 per ton on a sequential quarter basis despite lower market pulp selling prices.

Consumer Packaging Segment

Consumer Packaging segment net sales were $368.8 million in the first quarter of fiscal 2009 compared to $374.7 million in the prior year quarter, due to lower volumes partially offset by higher unit pricing. Segment income increased $2.8 million over the prior year quarter to $31.5 million in the first quarter of fiscal 2009 due primarily to lower recycled fiber and energy costs in our mills, which were partially offset by higher virgin fiber and chemical costs. Segment return on sales was 8.5% compared to 7.7% in the prior year quarter.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $141.8 million over the prior year quarter to $203.2 million in the first quarter of fiscal 2009. The increase in segment net sales is due to the Southern Container acquisition. Segment income was $50.6 million in the first quarter of fiscal 2009 and $4.3 million in the prior year quarter. Segment return on sales was 24.9% compared to 7.0% in the prior year quarter.

Merchandising Displays Segment

Merchandising Displays segment net sales decreased $7.2 million over the prior year first quarter to $74.8 million in the first quarter of fiscal 2009 on decreased demand for promotional displays. Segment income was $5.1 million in the first quarter of fiscal 2009 and $8.0 million in the prior year quarter.

Specialty Paperboard Products Segment

Specialty Paperboard Products segment net sales decreased $16.5 million in the first quarter of fiscal 2009 from the prior year quarter to $75.3 million primarily due to decreased volumes and lower recycled fiber prices. Segment income decreased to $2.8 million compared to $7.4 million in the prior year quarter.

Cash Provided By Operating Activities

Net cash provided by operating activities in the first quarter of fiscal 2009 was $49.6 million compared to $22.3 million in the prior year quarter.

Financing and Investing Activities

We reduced net debt by $33.2 million in the quarter and $183.7 million in the nine months since March 31, 2008, following our acquisition of Southern Container. Our Credit Agreement Debt/EBITDA ratio was 3.5 times at December 31, 2008. We estimate that adjusted earnings per diluted share accretion from the acquisition were $0.42 in the quarter and $0.94 for the ten months following the March 2008 acquisition.

Conference Call

We will host a conference call to discuss our results of operations for the first quarter of fiscal 2009 and other topics that may be raised during the discussion at 9:00 a.m., Eastern Time, on January 28, 2009. The conference call will be webcast and can be accessed, along with a copy of this press release, at www.rocktenn.com.

About RockTenn

RockTenn (NYSE:RKT) is one of North America’s leading manufacturers of paperboard, containerboard, consumer and corrugated packaging and merchandising displays, with annual net sales of approximately $3 billion. We operate locations in the United States, Canada, Mexico, Chile and Argentina.

Cautionary Statements

Statements herein regarding, among others, expected lower demand and easing costs for recycled fiber and energy and our ability to generate strong earnings and free cash flow constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, we have made assumptions regarding, among other things, expected economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; recycled fiber and energy costs; costs associated with facility closures; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. Management believes its assumptions are reasonable; however, undue reliance should not be placed on these estimates, which are based on current expectations. There are many factors that impact these forward-looking statements that we cannot predict accurately. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption “Business―Forward-Looking Information” and “Risk Factors” in the our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2008	2007

NET SALES	$703.1	$596.3

Cost of Goods Sold	538.3	489.3

Gross Profit	164.8	107.0
Selling, General and Administrative Expenses	81.5	65.2
Restructuring and Other Costs, net	6.5	3.0

Operating Profit	76.8	38.8
Interest Expense	(26.4)	(11.8)
Loss on Extinguishment of Debt	(2.4)	-
Interest and Other Income (Expense), net	0.4	(0.1)
Equity in Loss of Unconsolidated Entities	(0.4)	(0.3)
Minority Interest in Income of
Consolidated Subsidiaries	(0.7)	(0.9)

INCOME BEFORE INCOME TAXES	47.3	25.7

Income Tax Expense	(16.7)	(8.2)

NET INCOME	$30.6	$17.5

Weighted Average Common Shares
Outstanding-Diluted	38.5	38.0

Diluted Earnings Per Share	$0.79	$0.46

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS, EXCEPT TONNAGE DATA)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2008	2007

NET SALES:

Consumer Packaging Segment	$368.8	$374.7
Corrugated Packaging Segment	203.2	61.4
Merchandising Displays Segment	74.8	82.0
Specialty Paperboard Products Segment	75.3	91.8
Intersegment Eliminations	(19.0)	(13.6)

TOTAL NET SALES	$703.1	$596.3

SEGMENT INCOME:

Consumer Packaging Segment	$31.5	$28.7
Corrugated Packaging Segment	50.6	4.3
Merchandising Displays Segment	5.1	8.0
Specialty Paperboard Products Segment	2.8	7.4

TOTAL SEGMENT INCOME	$90.0	$48.4

Restructuring and Other Costs, net	(6.5)	(3.0)
Non-Allocated Expense	(7.1)	(6.9)
Interest Expense	(26.4)	(11.8)
Loss on Extinguishment of Debt	(2.4)	-
Interest and Other Income (Expense), net	0.4	(0.1)
Minority Interest in Income of
Consolidated Subsidiaries	(0.7)	(0.9)

INCOME BEFORE INCOME TAXES	$47.3	$25.7

Recycled Paperboard Shipped (in tons)	204,927	217,081
Containerboard Shipped (in tons)	221,907	44,699
Bleached Paperboard Shipped (in tons)	86,338	79,623
Pulp Shipped (in tons)	20,705	21,193

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED
	December 31,	December 31,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30.6	$17.5

Items in income not affecting cash:
Depreciation and amortization	37.9	25.8
Deferred income tax expense (benefit)	7.7	(2.7)
Share-based compensation expense	2.1	2.0
Gain on disposal of plant and equipment and other, net	(0.4)	(0.2)
Minority interest in income of consolidated subsidiaries	0.7	0.9
Equity in loss of unconsolidated entities	0.4	0.3
Payment on termination of cash flow interest
rate hedges	-	(3.5)
Pension funding less (more) than expense	2.3	(0.9)
Impairment adjustments and other non-cash items	(0.7)	1.7
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	29.4	18.1
Inventories	(13.8)	(2.0)
Other assets	(0.4)	(10.7)
Accounts payable	(33.7)	(14.4)
Income taxes payable	5.8	9.2
Accrued liabilities and other	(18.3)	(18.8)

NET CASH PROVIDED BY OPERATING ACTIVITIES	$49.6	$22.3

INVESTING ACTIVITIES:

Capital expenditures	(14.2)	(17.9)
Cash paid for purchase of businesses, net of cash received	-	(0.8)
Investment in unconsolidated entities	(0.5)	-
Return of capital from unconsolidated entities	3.5	0.2
Proceeds from sale of property, plant and equipment	0.5	2.2

NET CASH USED FOR INVESTING ACTIVITIES	$(10.7)	$(16.3)

FINANCING ACTIVITIES:

Additions to revolving credit facilities	143.7	39.5
Repayments of revolving credit facilities	(41.8)	(17.7)
Additions to debt	74.0	10.0
Repayments of debt	(265.8)	(7.2)
Debt issuance costs	(0.4)	-
Restricted cash and investments	19.2	-
Issuances of common stock	0.7	0.6
Repayments to unconsolidated entity	(5.3)	(2.0)
Cash dividends paid to shareholders	(3.8)	(3.8)
Cash distributions to minority interest	-	(0.7)

NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES	$(79.5)	$18.7

Effect of exchange rate changes on cash and cash equivalents	0.5	-

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	$(40.1)	$24.7

Cash and cash equivalents at beginning of period	52.8	10.9

Cash and cash equivalents at end of period	$12.7	$35.6

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes, net of refunds	$2.3	$1.5
Interest, net of amounts capitalized	19.2	5.9

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	December 31,	September 30,	December 31,
	2008	2008	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12.7	$52.8	$35.6
Restricted cash and marketable debt securities	-	19.2	-
Accounts receivable (net of allowances of $11.5, $9.0 and $4.8)	270.1	304.3	212.6
Inventories	292.3	283.0	226.5
Other current assets	49.4	49.2	21.1
Assets held for sale	0.7	0.7	-

TOTAL CURRENT ASSETS	625.2	709.2	495.8

Property, plant and equipment at cost:
Land and buildings	394.0	398.3	276.2
Machinery and equipment	1,802.2	1,826.2	1,379.8
Transportation equipment	15.2	15.2	11.0
Leasehold improvements	5.7	7.6	5.9
	2,217.1	2,247.3	1,672.9
Less accumulated depreciation and amortization	(918.9)	(914.2)	(844.9)
Net property, plant and equipment	1,298.2	1,333.1	828.0
Goodwill	721.7	727.0	364.9
Intangibles, net	173.0	176.9	66.4
Investment in unconsolidated entities	25.7	29.4	28.3
Other assets	37.5	37.5	15.4

TOTAL ASSETS	$2,881.3	$3,013.1	$1,798.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of debt	$191.5	$245.1	$182.7
Accounts payable	205.1	241.5	147.2
Accrued compensation and benefits	68.1	95.2	48.2
Other current liabilities	69.4	65.9	64.3

TOTAL CURRENT LIABILITIES	534.1	647.7	442.4

Long-term debt due after one year	1,408.3	1,447.2	555.6
Hedge adjustments resulting from terminated fair value
interest rate derivatives or swaps	6.1	6.6	8.1

TOTAL LONG-TERM DEBT	1,414.4	1,453.8	563.7

Accrued pension and other long-term benefits	72.6	70.8	46.2
Deferred income taxes	153.3	153.3	122.9
Other long-term liabilities	52.5	29.4	10.3
Minority interest	17.4	17.6	10.1

Shareholders' equity	637.0	640.5	603.2

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,881.3	$3,013.1	$1,798.8

Rock-Tenn Company Quarterly Statistics

Paperboard and Containerboard Operating Statistics

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Average Price Per Ton (a) (b)

All Tons
2007	$558	$571	$588	$596	$578
2008	599	587	566	585	583
2009	596

Tons Shipped
Recycled Paperboard (a) (c)
2007	221,506	222,970	225,135	223,527	893,138
2008	217,081	229,003	235,871	234,209	916,164
2009	204,927

Containerboard (d)
2007	44,615	46,219	45,304	46,793	182,931
2008	44,699	102,092	218,532	244,073	609,396
2009	221,907

Bleached Paperboard
2007	73,968	82,205	90,102	88,730	335,005
2008	79,623	84,916	86,268	90,724	341,531
2009	86,338

Market Pulp
2007	20,883	24,661	25,551	24,787	95,882
2008	21,193	27,837	24,469	21,537	95,036
2009	20,705

Total (a) (d)
2007	360,972	376,055	386,092	383,837	1,506,956
2008	362,596	443,848	565,140	590,543	1,962,127
2009	533,877

(a) Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our unconsolidated joint venture with Lafarge North America, Inc.

(b) Beginning in the second quarter of fiscal 2008, Average Price Per Ton includes coated and specialty recycled paperboard, containerboard, bleached paperboard and market pulp.

(c) Recycled paperboard tons shipped include coated and specialty paperboard.

(d) Containerboard tons shipped include corrugated medium and linerboard, which include the Solvay Mill tons beginning in March 2008.

Rock-Tenn Company Quarterly Statistics

Segment Sales and Segment Income
(In Millions)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Consumer Packaging Segment Sales
2007	$346.8	$363.7	$373.0	$376.1	$1,459.6
2008	374.7	394.8	388.9	393.0	1,551.4
2009	368.8

Consumer Packaging Intersegment Sales
2007	$2.8	$3.8	$3.9	$4.5	$15.0
2008	4.2	4.3	3.9	5.7	18.1
2009	6.6

Consumer Packaging Segment Income
2007	$24.3	$29.7	$36.9	$34.3	$125.2
2008	28.7	32.5	27.9	30.7	119.8
2009	31.5

Return On Sales
2007	7.0%	8.2%	9.9%	9.1%	8.6%
2008	7.7%	8.2%	7.2%	7.8%	7.7%
2009	8.5%

Corrugated Packaging Segment Sales
2007	$56.2	$59.3	$60.2	$61.0	$236.7
2008	61.4	112.0	208.9	225.2	607.5
2009	203.2

Corrugated Packaging Intersegment Sales
2007	$4.5	$5.7	$5.8	$6.7	$22.7
2008	6.3	7.2	7.6	10.0	31.1
2009	10.1

Corrugated Packaging Segment Income
2007	$6.0	$5.8	$4.0	$3.1	$18.9
2008	4.3	4.4	23.2	39.4	71.3
2009	50.6

Return on Sales
2007	10.7%	9.8%	6.6%	5.1%	8.0%
2008	7.0%	3.9%	11.1%	17.5%	11.7%
2009	24.9%

Merchandising Displays Segment Sales
2007	$60.9	$82.6	$76.8	$85.5	$305.8
2008	82.0	94.3	86.1	88.4	350.8
2009	74.8

Merchandising Displays Intersegment Sales
2007	$-	$-	$-	$-	$-
2008	-	0.2	0.1	0.1	0.4
2009	-

Merchandising Displays Segment Income
2007	$5.2	$12.1	$10.9	$10.6	$38.8
2008	8.0	13.8	8.4	11.7	41.9
2009	5.1

Return on Sales
2007	8.5%	14.6%	14.2%	12.4%	12.7%
2008	9.8%	14.6%	9.8%	13.2%	11.9%
2009	6.8%

Rock-Tenn Company Quarterly Statistics

Segment Sales and Segment Income (Continued)
(In Millions)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Specialty Paperboard Products Segment Sales
2007	$79.5	$91.9	$94.0	$96.3	$361.7
2008	91.8	99.8	102.1	99.2	392.9
2009	75.3

Specialty Paperboard Products Intersegment Sales
2007	$2.2	$2.3	$2.9	$2.9	$10.3
2008	3.1	3.3	3.4	4.3	14.1
2009	2.3

Specialty Paperboard Products Segment Income
2007	$7.3	$7.2	$7.8	$6.5	$28.8
2008	7.4	6.6	7.8	8.5	30.3
2009	2.8

Return on Sales
2007	9.2%	7.8%	8.3%	6.7%	8.0%
2008	8.1%	6.6%	7.6%	8.6%	7.7%
2009	3.7%

Key Financial Statistics
(In Millions, except EPS Data)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income
2007	$15.1	$21.7	$25.2	$19.7	$81.7
2008	17.5	17.1	18.8	28.4	81.8
2009	30.6

Diluted EPS
2007	$0.39	$0.55	$0.63	$0.50	$2.07
2008	0.46	0.45	0.49	0.74	2.14
2009	0.79

Depreciation & Amortization
2007	$26.0	$25.5	$26.0	$26.2	$103.7
2008	25.8	31.6	39.2	38.7	135.3
2009	37.9

Capital Expenditures
2007	$17.3	$23.5	$17.9	$19.3	$78.0
2008	17.9	19.3	22.5	24.5	84.2
2009	14.2

Non-GAAP Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure “net debt” to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from terminated fair value interest rate derivatives or swaps, the balance of our cash and cash equivalents, restricted cash (which includes restricted cash and marketable debt securities) and certain other investments that we consider to be readily available to satisfy these debt obligations.

Our management uses net debt, along with other factors, including net debt reduction per share, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments and net debt reduction per share provides a measure to investors of how successful we are at achieving our debt reduction. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term Debt:

(In Millions, except per share data)	December 31,	September 30,	March 31,
	2008	2008	2008

Current Portion of Debt	$191.5	$245.1	$247.7
Total Long-Term Debt	1,414.4	1,453.8	1,606.8
	1,605.9	1,698.9	1,854.5
Less: Hedge Adjustments Resulting From Terminated
Fair Value Interest Rate Derivatives or Swaps	(6.1)	(6.6)	(7.6)
	1,599.8	1,692.3	1,846.9
Less: Cash and Cash Equivalents	(12.7)	(52.8)	(56.6)
Less: Restricted Cash	—	(19.2)	(19.5)
Net Debt	$1,587.1	$1,620.3	$1,770.8

			Net Debt
		Average	Reduction
		Shares	Per Share
Net Debt Reduction in Quarter	$33.2	38.5	$0.86
Net Debt Reduction since March 31, 2008	$183.7	38.5	$4.77

Credit Agreement EBITDA and Total Funded Debt

“Credit Agreement EBITDA” is calculated in accordance with the definition contained in our Senior Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, certain non-cash and cash charges incurred, and charges taken resulting from the impact of changes to accounting rules related to the expensing of stock options.

“Total Funded Debt” is calculated in accordance with the definition contained in our Senior Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, less certain deferred cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Senior Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the “Credit Agreement Debt/EBITDA ratio” or the “Leverage Ratio,” which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the December 31, 2008 calculation, our Leverage Ratio was 3.5 times, which compares to a maximum Leverage Ratio under the Senior Credit Facility of 4.75 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended December 31, 2008, to the most directly comparable GAAP measure, Net Income:

(In Millions)	RockTenn	Southern Container (1)	Total

Net Income (Loss)	$94.9	$(5.7)	$89.2
Interest Expense, net	94.1	1.6	95.7
Income Taxes	52.8	1.1	53.9
Depreciation and Amortization	147.4	7.0	154.4
Additional Permitted Charges	41.8	21.5	63.3
Credit Agreement EBITDA	$431.0	$25.5	$456.5

(1) The Southern Container column represents the pre-acquisition results for the ten weeks ended March 1, 2008 in order to include Southern Container for the full year.

Set forth below is a reconciliation of Credit Agreement EBITDA for the three months ended December 31, 2008, to the most directly comparable GAAP measure, Net Income:

(In Millions)

Net Income	$30.6
Interest Expense, net	24.3
Income Taxes	16.7
Depreciation and Amortization	37.9
Additional Permitted Charges	13.7
Credit Agreement EBITDA	$123.2

Net Sales	$703.1

Credit Agreement EBITDA Margin	17.5%

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term Debt:

(In Millions)	December 31,
2008

Current Portion of Debt	$191.5
Total Long-Term Debt	1,414.4
Total Debt	1,605.9
Less: Hedge Adjustments Resulting From Terminated
Fair Value Interest Rate Derivatives or Swaps	(6.1)
Total Debt Less Hedge Adjustments	1,599.8
Plus: Letters of Credit and Guarantees	19.3
Total Funded Debt	$1,619.1

Southern Container Adjusted Net Income and Adjusted EPS Accretion

We also use the non-GAAP measure “Southern Container Adjusted Net Income” and “Adjusted EPS Accretion”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes specific items that management believes are not indicative of the ongoing operating results of the business in assessing the performance of the acquisition. The Company and the board of directors use this information to evaluate the impact of the Southern Container acquisition.

Set forth is a reconciliation of Southern Container Adjusted Net Income to the most directly comparable GAAP measure, Corrugated Segment Income:

(In Millions)	Three Months	Ten Months
	Ended	Ended
	December 31, 2008	December 31, 2008

Corrugated Segment Income	$50.6	$121.9
Less: Legacy Corrugated Segment Income (1)	(5.0)	(19.1)
Southern Container Segment Income	45.6	102.8
Plus: Acquisition Inventory step up	—	12.7
Plus: Solvay machine upgrade and expansion	—	3.8
Corporate expense and other items	(1.9)	(3.8)
Southern Container Adjusted Segment Income	$43.7	$115.5
Allocated Interest expense, net	(18.3)	(58.7)
Allocated Tax expense	(9.4)	(20.9)
Southern Container Adjusted Net Income	$16.0	$35.9

Adjusted EPS Accretion	$0.42	$0.94

(1) Legacy Corrugated segment income includes corrugated facilities operated prior to the Southern Container acquisition.

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures “adjusted net income” and “adjusted earnings per diluted share”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and the board of directors use this information to evaluate the Company’s performance relative to other periods.

Set forth below are reconciliations of adjusted net income and adjusted earnings per diluted share to the most directly comparable GAAP measures, Net Income and Earnings per Diluted Share, respectively:

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
(In Millions)	2008	2007

Net income	$30.6	$17.5

Restructuring and other costs, net	4.1	1.9
Debt extinguishment costs	1.5	—
Operating losses of previously closed facilities	0.8	—

Adjusted net income	$37.0	$19.4

	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
	2008	2007

Earnings per diluted share	$0.79	$0.46

Restructuring and other costs, net	0.11	0.05
Debt extinguishment costs	0.04	—
Operating losses of previously closed facilities	0.02	—

Adjusted earnings per diluted share	$0.96	$0.51

CONTACT:
RockTenn
John Stakel, VP-Treasurer, 678-291-7900